Exhibit 4.1
THIRD SUPPLEMENTAL INDENTURE
     This THIRD SUPPLEMENTAL INDENTURE, dated September 10, 2010 (this “Supplemental Indenture”), is made and entered into between Dell Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture referred to below.
RECITALS
     A. ARTICLE NINE of the Indenture, dated as of April 6, 2009, between the Company and the Trustee (the “Indenture”) provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture to the Indenture to establish the form or terms of Securities of any series.
     B. The Company desires to issue $500,000,000 aggregate principal amount of 1.40% Notes due 2013 (the “2013 Notes”), $700,000,000 aggregate principal amount of 2.30% Notes due 2015 (the “2015 Notes”) and $300,000,000 aggregate principal amount of 5.40% Notes due 2040 (the “2040 Notes” and, together with the 2013 Notes and the 2015 Notes, the “Notes”), and in connection therewith, the Company has duly determined to make, execute and deliver to the Trustee this Supplemental Indenture to set forth the terms and provisions of each series of Notes as required by the Indenture.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders of the Notes:
     Section 1. Notes. Pursuant to Section 301 of the Indenture, the terms and provisions of the Notes are as follows:
     (a) The title of the 2013 Notes shall be “1.40% Notes due 2013,” the title of the 2015 Notes shall be “2.30% Notes due 2015,” and the title of the 2040 Notes shall be “5.40% Notes due 2040.”
     (b) The 2013 Notes shall be initially limited to $500,000,000 aggregate principal amount. The Company may, without the consent of the Holders of the 2013 Notes, increase such aggregate principal amount in the future, on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional 2013 Notes, and with the same CUSIP number as the 2013 Notes. The Company shall not issue any such additional 2013 Notes unless the additional 2013 Notes are fungible with the 2013 Notes for United States federal income tax purposes.
     The 2015 Notes shall be initially limited to $700,000,000 aggregate principal amount. The Company may, without the consent of the Holders of the 2015 Notes, increase such aggregate principal amount in the future, on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional 2015 Notes, and with the same CUSIP number as the 2015 Notes. The Company shall not issue any such additional 2015 Notes unless the additional 2015 Notes are fungible with the 2015 Notes for United States federal income tax purposes.
     The 2040 Notes shall be initially limited to $300,000,000 aggregate principal amount. The Company may, without the consent of the Holders of the 2040 Notes, increase such aggregate principal amount in the future, on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional 2040 Notes, and with the same CUSIP number as the 2040 Notes. The Company shall not issue any such additional 2040 Notes unless the additional 2040 Notes are fungible with the 2040 Notes for United States federal income tax purposes.
     (c) The price at which the 2013 Notes shall be issued to the public is 99.886%, the price at which the 2015 Notes shall be issued to the public is 99.977%, and the price at which the 2040 Notes shall be issued to the public is 99.926%.
     (d) The Stated Maturity for the 2013 Notes shall be on September 10, 2013, the Stated Maturity for the 2015 Notes shall be on September 10, 2015, and the Stated Maturity for the 2040 Notes shall be on September 10, 2040. No series of Notes shall require any principal or premium payments prior to the Stated Maturity for such series of Notes.
     (e) The rate at which the 2013 Notes shall bear interest shall be 1.40% per annum, the rate at which the 2015 Notes shall bear interest shall be 2.30% per annum, and the rate at which the 2040 Notes shall bear interest shall be 5.40% per annum. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from September 10, 2011. Each March 10 or September 10 in each year, commencing March 10, 2011, shall be an Interest Payment Date for the Notes. The February 25 or August 26 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date shall be the Regular Record Date for the interest payable on such Interest Payment Date.
     (f) Payments of principal of and interest on the Notes represented by one or more Global Security initially registered in the name of The Depository Trust Company (the “Depositary”) or its nominee with respect to such Notes shall be made by the Company through the Trustee in immediately available funds to the Depositary or its nominee, as the case may be.
     (g) The Notes shall be redeemable at any time in whole, or from time to time in part, at the Company’s option in accordance with the terms and provisions set forth in Section 2 hereof and (to the extent they do not conflict with Section 2 hereof) the terms and provisions of ARTICLE ELEVEN of the Indenture.
     (h) There shall be no mandatory sinking fund for the payments of the Notes.
     (i) ARTICLE EIGHT of the Indenture shall apply to the Notes.
     (j) ARTICLE THIRTEEN of the Indenture shall apply to the Notes.
     (k) Each series of Notes shall be represented by one or more Global Securities deposited with the Depositary and registered in the name of the nominee of the Depositary.
     (l) The Bank of New York Mellon Trust Company, N.A. shall be the Trustee for the Notes under the Indenture.
     (m) With respect to the Notes, so long as the Company is subject to the reporting requirements of the Exchange Act, the Company’s failure to comply with Section 314(a) of the Trust Indenture Act (relating to the filing of reports, information and other documents with the Commission) shall not constitute an Event of Default.

     (n) With respect to the Notes and not to any other Securities that may be issued from time to time under the Indenture (unless specified in a supplemental indenture pertaining to such Securities), Section 704 of the Indenture is hereby amended and restated in its entirety to read as follows:
“Section 704. Reports by Company.
     The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, if any, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 30 days after the same is so required to be filed with the Commission.”
     (o) To the extent not set forth otherwise herein, the provisions of Section 301 of the Indenture are applicable.
     Section 2. Optional Redemption of the Notes.
     (a) The Notes shall be redeemable, at any time in whole or from time to time in part, at the Company’s option, at a Redemption Price equal to the greater of:
     (i) 100% of the principal amount of the Notes to be redeemed; and
     (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed from the Redemption Date to the Stated Maturity of the Notes to be redeemed (exclusive of any interest accrued to the Redemption Date), discounted to the Redemption Date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 15 basis points in the case of the 2013 Notes, 15 basis points in the case of the 2015 Notes and 30 basis points in the case of the 2040 Notes (the “Applicable Premium”);
plus, in each case, any interest accrued but not paid on the Notes to be redeemed to the Redemption Date. Notwithstanding the foregoing, installments of interest on applicable Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered holders as of the close of business on the relevant Regular Record Date.
     (b) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. A notice of redemption need not set forth the exact Redemption Price, but only the manner of calculation thereof.
     (c) The Applicable Premium shall be calculated by an independent investment banking institution of national standing appointed by the Company; provided, however, if the Company fails to make such appointment at least 45 Business Days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation shall be made by an independent investment banking institution of national standing appointed by the Trustee.
     Section 3. Definitions.
     (a) “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the applicable Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
     (b) “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
     (c) “Quotation Agent” means each Reference Treasury Dealer appointed by the Company.
     (d) “Reference Treasury Dealer” means (i) Barclays Capital Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.
     (e) “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
     (f) “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.
     Section 4. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 6. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be signed on their behalf by their duly authorized representatives as of the date first above written:

DELL INC.
By:	/s/ Gary E. Bischoping, Jr.
	Name:	Gary E. Bischoping, Jr.
	Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
By:	/s/ JULIE HOFFMAN-RAMOS
	Name:	JULIE HOFFMAN-RAMOS
	Title:	SENIOR ASSOCIATE